                       PLANT OPERATING SERVICES AGREEMENT

     This Plant Operating Services Agreement (the "Agreement") is made and entered into effective the 1st day of January, 1995 (the "Effective Date") at
Commerce, California by and between Mammoth-Pacific, L.P. a California limited partnership (the "Owner") and Pacific Power Plant Operations, a California
corporation (the "Operator"), collectively the "Parties."

                                    RECITALS

     Whereas, the Owner is a limited partnership consisting of Pacific
Geothermal Company, a California corporation, Mammoth Geothermal Company, a
California corporation, CD Mammoth Lakes I, Inc. a Maryland corporation and CD
Mammoth Lakes II, Inc. a Maryland corporation, and is engaged in the business of building and operating electric power plants fueled by geothermal resources located near Mammoth Lakes, California commonly referred to as the G-1 Facility,
G-2 Facility, and G-3 Facility (the "Plants"):

     Whereas, the Operator is a California corporation, and is engaged in the business of operating and maintaining alternative energy fueled electric power plants; and

     Whereas, the Owner desires to retain the services of the Operator for operation and maintenance of the Plants (the "Services") and the Operator is
willing to perform the Services upon the terms and conditions set forth in this
Agreement;

     Now, therefore, in consideration of the mutual covenants set fortherein, the parties agree as follows:

                                    AGREEMENT

                                    Article 1
                             Appointment of Operator

     1.1 Relationship of the Parties. The Owner hereby appoints the Operator to provide operating and maintenance personnel for the benefit of the Owner and to perform the covenants and duties specified in this Agreement as an independent contractor to the Owner. The Operator accepts such appointment and agrees to act diligently on behalf of the Owner in performing its obligations under this
Agreement in a proper and workmanlike manner and in accordance with the practices, methods, and actions customarily engaged in, or in use by, the providers of operating and maintenance personnel and services for facilities of a similar size and nature as the Plants and to perform all covenants and duties specified in this Agreement as an independent contractor to the Owner. Nothing in this Agreement shall be deemed to constitute the Operator as a partner or coventurer of the Owner or create any form of trust between the Owner and the employees of the Operator.

     1.2 Scope of Responsibility. General management of the Plants shall be the responsibility of the Owner. Responsibility for the provision of personnel and the performance of day to day operations only has been contracted to the
Operator pursuant to this Agreement, subject to supervision and general direction by the Plant Manager, or his successor. In any publicity or communications to third parties, the Operator shall be described as being responsible for the provision of personnel to perform operation and maintenance of the Plants, as an independent contractor, and the Owner shall be described as the general manager of the Plants.

                                    Article 2
                                Term of Agreement

     The initial term of this Agreement, and the independent contractor relationship created hereby, shall commence on the Effective Date of this
Agreement and extend from the Effective Date through the anniversary date in
1998, unless terminated earlier in accordance with Article 12 of this Agreement.

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Upon the expiration of the initial term of this Agreement, this Agreement shall be automatically extended for three (3) additional calendar years on each triennial anniversary date, unless terminated earlier in accordance with Article
12 of this Agreement, and provided that notice is not given as provided in this
Article 2 with respect to any three (3) year extension of the term of this
Agreement subsequent to the initial term of this Agreement. In addition to the provisions of Article 12 of this Agreement, the Owner may terminate this
Agreement effective on the anniversary date in 1998, and each triennial anniversary date thereafter, by giving written notice not less than thirty (30)
days prior to any such anniversary date and the Operator may terminate this
Agreement effective on the anniversary date in 1998, and each triennial anniversary date thereafter, by giving written notice not less than one hundred eighty (180) days prior to such anniversary date.

                                    Article 3
                                   Definitions

     As used in this Agreement, the terms set forth below shall have the following meanings:

          (A) "Administrative Costs" means, without limitation, all home office costs incurred by the Operator in support of operation and maintenance of the Plants and shall be deemed to include, but not be limited to, allocated general and administrative costs, including annual employee performance evaluation and salary administration, payroll services, and other home office support services.

          (B) "Affiliate" means any person or entity, directly or indirectly through one or more intermediaries, which controls, is controlled by, or is under common control with a party to this Agreement.

          (C) "Agreement" means this Plant Operating Services Agreement.

          (D) "Effective Date" means the date first written above.

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          (E) "Manager, Operations and Maintenance" means the person appointed by the Operator to receive supervision and general direction from the Plant
     Manager.

          (F) "Operator" means Pacific Power Plant Operations.

          (G) "Operating Procedures" means any and all procedures, manuals and brochures containing installation, training, operating and maintenance instruction submitted to the Operator, on behalf of the Owner, for the
     Plants and any standard or special requirements of the Owner furnished to the Operator by the Owner for incorporation in such operating procedures.

          (H) "Owner" means Mammoth-Pacific, L.P. and any legal successors or assigns thereof.

          (I) "Plant Manager" means the person appointed by the Owner to provide supervision and general direction to the Operator on behalf of the
     Owner.

          (J) "Plants" means the geothermal electric power plants owned and managed by the Owner and located near Mammoth Lakes, California commonly referred to as the G-1 Facility, G-2 Facility, and G-3 Facility.

          (K) "Reimbursable Costs" means, without limitation, all direct and indirect labor costs of regular employees of the Operator specifically assigned to and resident at the Plants, to operate and maintain the Plants based upon certified payrolls; plus the costs of holidays, payroll taxes and workers' compensation and state disability insurance, liability insurance, fringe benefits, vacations, group insurance and other statutory contributions, recruitment (such as physicals and drug tests) and termination (such as accumulated vacation and severance), and litigation and claims (such as awards, penalties, attorneys fees and experts and consultants) arising from the Operator's performance of this Agreement except as provided in Article 10 of this Agreement.

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          (L) "Services" means all of the Plants' operating and maintenance services provided by the Operator for the benefit of the Owner pursuant to this Agreement.

                                    Article 4
                               Scope of Services

     4.1 Services of Operator. The Operator shall provide personnel to perform the following operating and maintenance services, which shall be paid for pursuant to, and in accordance with, the terms of Article 5 of this Agreement, under the supervision and general direction of the Plant Manager, or his successor, in accordance with applicable electric utility industry standards and good engineering practices:

          (A) Plant Operation. Provide qualified employees to operate the
     Plants.

          (B) Plant Maintenance. Provide qualified employees to maintain the
     Plants.

          (C) Supervision. The Operator shall appoint a Manager, Operations and
     Maintenance, who will be a qualified manager with substantial experience in electric generating station design, construction, operations, and maintenance. He shall be responsible for the following:

               (1) Directing the development and execution of operations and maintenance plans and identifying plant improvements.

               (2) Day-to-day operational and maintenance matters, including execution of approved plans and procedures for all activities at the Plants.

               (3) Ensuring that the Plants are safely operated to provide maximum generation while meeting all safety and environmental requirements.

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               (4) Assisting the Plant Manager in developing an annual operating and maintenance budget for the Owner and being accountable to remain within the approved budget.

               (5) Obtaining the Plant Manager's concurrence before exceeding the approved budget.

               (6) Operational proficiency of all personnel.

               (7) Supervising and directing the staff.

               (8) Approving the hiring, discharges, performance appraisal and salary administration of all personnel.

               (9) Establishing work hours, shift arrangements and task
               assignments.

               (10) Verifying attendance of and approving time cards for payment purposes.

               (11) Ensuring the company's policies and procedures are adhered
               to.

               (12) Strict adherence to the Fitness for Duty Policy for all personnel.

               (13) Providing for on-going training and annual requalification of the Plants' operators.

               (14) Keeping the Owner informed of the status of the Plants and ensuring that all required reports are made.

          (D) Safety. Operate and maintain the Plants in a safe operating condition in accordance with written safety and security procedures to be provided by the Plant Manager and adhered to during all phases of the
     Plants' operation.

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          (E) Additional Services. Perform such additional Services relating to the Plants as may be designated in writing from time-to-time by the Plant
     Manager during the term of this Agreement. In the event such services cannot be performed by personnel currently employed by the Operator to operate, or support operation of the Plants, the Operator shall be compensated for such services in an amount to be mutually determined by the parties.

          (F) Observance of Laws. The Operator, and its employees,
     subcontractors, and consultants shall comply in all material respects with all applicable federal, state, and local statutes, ordinances and regulations.

     4.2 Services of Owner. The Owner shall provide the following services in accordance with applicable electric utility industry standards and good engineering practices:

          (A) Approve the hiring, discharge, performance appraisal and salary administration of the Operator's personnel.

          (B) Approve work hours, shift arrangements and task assignments for the Operator's personnel.

          (C) Provide general direction and supervision for the Operator's personnel.

          (D) Verify attendance of and approve time cards for the Operator's personnel for payment purposes.

          (E) Monitor the general performance of the Operator's personnel and advise the Operator, in a timely manner, of any problems, deficiencies or other unsatisfactory characteristics.

          (F) Provide a safe working environment for all personnel at the plants.

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          (G) Provide all necessary facilities, tools, equipment, materials, safety devices and services for the Operator's personnel.

          (H) Monitor the Operator's adherence to the approved budget.

          (I) Provide written safety and security procedures, operating and maintenance procedures for use by the Operator's personnel when working at the Plants.

          (J) Comply in all material respects with all applicable federal, state, and local statues, ordinances, and regulations.

                                    Article 5
                              Payments to Operator

     The Owner shall pay for all costs of the Services performed by the
Operator as follows:

     5.1 Reimbursable Costs. The Owner shall pay to the Operator on a monthly basis the Reimbursable Costs incurred by the Operator during each month within twenty-one (21) days of receipt and approval of invoices therefore by the Owner.

     5.2 Administrative Costs. The Owner shall pay to the Operator on a monthly basis a fixed amount agreeable to both parties which reimburses Operator, without profit, for Administrative Costs.

                                    Article 6
                                 Labor Relations

     The Operator shall perform all required incidental labor relations services as part of the Operator's tasks compensated as Administrative Costs. If it is mutually determined by the Parties that any such services are not incidental or cannot be adequately performed by personnel employed by the Operator, the
Operator shall be compensated for such services that are approved by the Owner in an amount to be mutually agreed upon in advance by the Parties. With respect to

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employees engaged in the Services at the Plants, the Operator shall be the
"General Employer" and the Owner shall be the "Special Purpose Employer" within the meaning of California law. The Operator shall establish a payroll and benefit plan and select, hire, promote, and have a right to discharge employees engaged in the Services subject to Owner's supervision and general direction and approval. The Operator shall pay all wages, benefits, withholding taxes, and insurance relating to such employment. The Operator's employees shall be regularly assigned to work at the Plants and shall not be reassigned without advance approval by the Owner's designated representative. In the event of termination of this Agreement, the Owner may solicit employees of the Operator, for employment by the Owner or any third party selected by the Owner to continue operation of the Plants.

                                    Article 7
                               Covenants of Owner

     7.1 Plant Manager. The Owner shall designate a Plant Manager who shall be authorized to represent the Owner in all matters relating to the Plants and this
Agreement, and the Operator shall be entitled to rely on the representations, general direction, supervision and control of the Plant Manager or his successor.

     7.2 Access to Plants. The Owner shall provide the Operator and its agents, employees, subcontractors and consultants full and free access at all times to the Plants to perform the Services under this Agreement.

                                    Article 8
                                Audit and Records

     The Owner shall have the right, at the Owner's expense, to investigate and audit the books and records of the Operator, during normal business hours upon reasonable prior notice, to establish the accuracy of substantiating invoices and documents and records in order to disallow any unauthorized costs and to assure compliance with the terms of this Agreement.

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                                    Article 9
                                    Insurance

     9.1 Operator's Insurance. The Operator shall furnish and keep in force at all times during the term of this Agreement at least the following minimum insurance coverage with deductible amounts and other terms satisfactory to the
Owner:

          (A) Workers' compensation insurance as required by law for the protection of all employees engaged in performing the Services and employer's liability insurance in an amount of not less than one million dollars ($1,000,000) for bodily injury, each occurrence, one million dollars ($1,000,000) for bodily injury by disease, each employee; and

          (B) Comprehensive automobile liability insurance including owned, non-owned and hired vehicles covering bodily injury and property damage to a combined single limit in an amount of not less than one million dollars
     ($1,000,000) each occurrence; and

          (C) Comprehensive General Liability Insurance, including blanket contractual, explosion, collapse, underground hazards, property damage, independent contractor's liability, all applicable to bodily injury including death of any person(s) and property damage arising out of or in connection with this Agreement to a combined single limit of one million dollars ($1,000,000) each occurrence and in the aggregate where applicable.

     The Operator shall provide certificates evidencing such insurance coverage to the Owner issued by an insurance company authorized to do business in the
State of California and acceptable to the Owner before commencing performance of the Services and renewal certificates for any such insurance at renewal or within thirty (30) days thereafter. Such insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the
Owner. All policies described above shall be endorsed to require at least thirty
(30) days written notice to the Owner of any material change or cancellation.
All policies described above, except for workers' compensation insurance, shall be endorsed to name the Owner as an additional insured with respect to any liability which may

                                       10

ensue as a result of, or in connection with, Services performed under this
Agreement. The Owner shall cooperate with the Operator and applicable insurance carriers and thoroughly investigate and report all occurrences which may result in a claim. Except as provided in Article 11 below, the liability of the
Operator to any party shall in no event be limited to the Operator's insurance.
If Operator takes any action or omits to take any action that prejudices insurance coverage and an occurrence would otherwise have been covered by
Operator's insurance, then Operator shall nevertheless be liable as if the policy were in full force and effect.

     9.2 Owner's Insurance. The Owner shall, at the Owner's expense, furnish and keep in force during the term of this Agreement insurance for:

          (A) Physical damage to the Plants from perils generally insured against by the owners of facilities similar to the Plants, equal to the replacement value thereof;

          (B) Comprehensive General Liability Insurance including blanket contractual, explosion, collapse, underground hazards, property damage, independent contractor's liability, all applicable to bodily injury including death of any person(s) and property damage arising out of or in connection with this Agreement.

     The Owner shall provide certificates evidencing such insurance coverage to the Operator issued by an insurance company authorized to do business in the
State of California and acceptable to the Operator before commencement of the
Services and renewal certificates for any such insurance as they are issued. All policies described above shall be endorsed to require at least thirty (30) days written notice to the Operator of any material change or cancellation. The
Comprehensive General Liability Policy described above in Article 9.2(B) shall be endorsed to name the Operator as an additional insured with respect to any liability which may ensue as a result of, or in connection with, Services performed under this Agreement. The Owner shall also obtain a waiver of subrogation from the insurer(s) providing the property insurance described in
Article 9.2(A). The Operator shall cooperate with the Owner and applicable insurance carriers and thoroughly investigate and report all occurrences which may result in a claim.

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The liability of the Owner to any party shall in no event be limited by the limits of the Owner's insurance.

                                   Article 10
                                    Indemnity

     10.1 Owner's Indemnity. The Owner shall defend and indemnify the Operator and any Affiliate of the Operator, against, and save and hold the Operator and its Affiliate harmless from any and all liability, claims, demands, damages and costs of every kind and nature including injury to, or death of, any and all persons, including, without limitation, employees or agents of the Owner or of the Operator or any subcontractor or any other person, or persons and for damage, destruction or loss, to or of any and all property, real or personal, including, without limitation, property of the Operator or of any subcontractor or of any other person or persons, to the extent resulting from or in any manner arising out of or in connection with any act or omission of the Owner, in connection with this Agreement, or arising out of any act or omission of the
Operator taken pursuant to the direction of the Owner or any act or omission of
Operator taken in a situation where the Owner should have provided direction and did not provide such direction; in any case, provided that the Operator acted in good faith and in a manner reasonably believed at the time and under the circumstances to be in or not opposed to the best interests of the Owner and, further, that the Operator was not negligent in any act or omission giving rise to the claim.

     10.2 Operator's Indemnity. Subject to the limitations set forth in Article
11, the Operator shall defend and indemnify the Owner, and any entity having an ownership interest in the Owner, against, and save and hold the Owner harmless from, any and all liability, claims, demands, damages and costs of every kind and nature including injury to, or death of, any and all persons, including, without limitation, employees or agents of the Operator or of the Owner or any subcontractor or any other person, or persons and for damage, destruction or loss, to or of any and all property, real or personal, including, without limitation, property of the Owner or of any subcontractor or of any other person or persons, to the extent resulting from or in any manner arising out of or in connection with any act or omission of the Operator in connection with this
Agreement, provided

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that the Owner was not negligent in any act or omission giving rise to the claim
(except any claim for which the Operator is entitled to indemnification as provided in Section 10.1 above).

                                   Article 11
              Limitation of Liability and No Consequential Damages

     11.1 Limitation of Liability. The Operator's liability to the Owner, and any entity having an ownership interest in the Owner, for injury or damage to the Owner resulting from or in any way arising out of the active or passive negligence, gross negligence, or willful misconduct of the Operator shall be limited as provided in this Article 11. The Operator's liability to the Owner for injury or damage to the Owner resulting from or in any way arising out of the active or passive negligence of the Operator shall be limited only to the extent of any insurance coverage that is actually applicable to and paid with respect to any such injury or damage. The Operator's liability to the Owner for injury or damage to the Owner resulting from or in any way arising out of the gross negligence or willful misconduct of the Operator shall be limited only to the extent that, with respect to damage to the Owner's property, the Operator shall not be liable to the Owner for any loss that is covered by the property insurance to be provided by the Owner pursuant to Section 9.2 of this Agreement, notwithstanding any deductible amounts or self-insured retentions associated therewith, whether or not the Owner elects to file claim against such property insurance.

     11.2 No Consequential Damages. Notwithstanding any provision to the contrary in this Agreement, neither party shall be liable to the other or any entity having an ownership interest in the other or any Affiliate of the other, for any special, indirect or consequential damages or injury which may occur, in whole or in part, as a result of the breach of any provision of this Agreement or any activities or occurrences relating to this Agreement.

     11.3 Relationship to Owner's Partnership Agreement. Mammoth Geothermal
Company and Pacific Geothermal Company are Affiliates of the Operator, as the
term "Affiliate" is defined in that certain Amended and Restated Agreement of
Limited Partnership of the Owner. This Agreement shall govern the liability between the Operator (including any Affiliates of Operator to the extent

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that such Affiliates are performing the services of the Operator under this
Agreement) and the Owner, notwithstanding anything in the Amended and Restated
Agreement of Limited Partnership of the Owner to the contrary.

                                   Article 12
                                   Termination

     12.1 Termination for Cause. This Agreement may be terminated for cause effective thirty (30) calendar days after the party terminating the Agreement gives written notice of termination under either of the following circumstances:

          (A) If the other party breaches any material term, condition, or covenant of this Agreement and such party fails to cure any such breach within thirty (30) calendar days of the notice of the occurrence of such breach (unless, if the breach cannot of its nature be cured within such thirty (30) calendar day period, the party receiving the notice commences in good faith to remedy such breach within such thirty (30) calendar day period, and to thereafter diligently prosecute such proceedings in good faith until the breach is remedied), such termination to be in addition to any other remedies the terminating party may have; provided that, if the
     Owner, in its sole judgment, determines that the Operator has breached any material term, condition, or covenant of this Agreement and that such breach cannot be cured within thirty (30) calendar days, then the Owner may, upon giving written notice to the Operator, immediately terminate this
     Agreement; or

          (B) Upon damage to, or destruction of, a substantial portion of the
     Plants, which damage or destruction cannot reasonably be expected to be repaired or rebuilt within one (1) calendar year.

          Upon any termination by the Owner pursuant to this Section 12.1, the
     Operator shall be compensated for all Reimbursable Costs incurred in performing the Services pursuant to this Agreement through the date that the Operator is reasonably capable of removing its employees from the
     Plants; provided that such removal shall occur in no event later than five
     (5) calendar days from the effective date of such termination. In the event of termination by the Owner pursuant to Section 12.1(A) above, no Fees

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     pursuant to Article 5 of this Agreement nor any prorated Administrative
     Costs shall be payable to the Operator for Services rendered after the date of such notice of termination. In the event of termination, pursuant to
     Section 12.1(B) above, any applicable prorated Administrative Costs shall be paid for Services rendered through the effective date of termination of this Agreement.

     12.2 Termination Without Cause. This Agreement may be terminated by either party without cause effective sixty (60) calendar days from the date of written notice of termination given by either party to the other party provided that the effective date of the Operator's notice of termination may be extended by the
Owner as is reasonably necessary for the Owner, acting in good faith and with due diligence, to retain a new operator to replace the Operator. Upon such termination without cause, the Operator shall be compensated for all
Reimbursable Costs, and other termination-related direct costs incurred by the
Operator, including the Operator's prorated Administrative Costs earned to the effective date of termination of this Agreement.

                                   Article 13
                                  Miscellaneous

     13.1 Publicity. All notices to, or other communication with, third parties and any form of publicity concerning this Agreement and the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between the parties. Neither party shall act unilaterally regarding such notices, communication and publicity without the prior approval of the other party, which approval shall not be unreasonably withheld.

     13.2 Notices. All notices required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, postage prepaid to:

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     Owner:      Mammoth-Pacific, L. P.
                 c/o Pacific Geothermal Company
                 6055 East Washington Boulevard
                 Suite 608
                 Commerce, California 90040
                 Attention: Michael J. Walker
                            Vice President

     Operator:   Pacific Power Plant Operations
                 6055 East Washington Boulevard
                 Suite 608
                 Commerce, California 90040

     Any such notice or other communication shall for all purposes be treated as being effective or having been given when actually received or if sent by mail, upon the earlier of actual receipt or five (5) business days (Saturdays,
Sundays, and United Postal Service holidays excluded) after the same has been deposited in a regularly maintained and serviced receptacle for the deposit of the United States mail, addressed and postage prepaid. Either party may change its address for receipt of notices by notice given in the manner provided herein.

     13.3 Governing Law. This Agreement shall be interpreted in accordance with, and governed by, the substantive and procedural law of the State of California.
The parties hereby consent to the jurisdiction of the courts of the State of
California in resolving any dispute arising under or concerning this Agreement.

     13.4 Subcontractors and Assignment. This Agreement may be freely assigned by the Owner at any time. The Operator may not assign this Agreement or delegate, assign, or subcontract all, or any part of its duties under this
Agreement without the express written consent of the Owner, and the Operator shall not delegate, assign, or subcontract all, or any part, of its duties to an
Affiliate without the express written consent of the Owner. For the purposes of this Section 13.4, a merger or a sale or transfer of fifty percent (50%) or more of the issued and outstanding stock of the Operator shall be deemed an assignment requiring the written consent of the Owner.

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     13.5 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof; supersedes all prior agreements and understandings, whether oral or written, which the parties may have in connection herewith and may not be modified except by written agreement of the parties. The parties and their legal counsel have cooperated in the drafting of this Agreement and it shall therefore be deemed their joint work product and shall not be construed against either party by reason of its preparation.

     13.6. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, such determination shall not affect or impair the enforceability or validity of any other provision of this Agreement.

     13.7 Further Assurances. Each party shall do all necessary acts and make, execute, and deliver such written instruments as shall from time-to-time be reasonably required to carry out the terms of this Agreement.

     13.8 Waiver. Failure of either party at any time or from time-to-time to enforce any of the terms of this Agreement shall not be construed to be a waiver of such term or of such party's right to thereafter enforce each and every provision hereof. No waiver of any term of this Agreement shall be effective unless made in a writing signed by the party against whom any such waiver is sought to be enforced.

     13.9 Authorization. The execution of this Agreement and the performance hereunder of each signatory has been duly and validly authorized.

PACIFIC POWER                               MAMMOTH-PACIFIC, L. P.
PLANT OPERATIONS                            a California limited partnership
a California corporation                By: Pacific Geothermal Company,
                                            General Partner

By: /s/ Michael J. Walker                   By: /s/ Illegible
    ----------------------------                ------------------------------
Title: Vice President                       Title: President

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